Exhibit 99.1

Oceaneering Announces Record Quarterly Results

— Results of $0.72 EPS include a gain on the Ocean Legend and recognition of additional tax benefits

— Initiates 2012 EPS guidance range of $2.35 to $2.55

October 26, 2011 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported third quarter earnings for the period ended September 30, 2011. On revenue of $602 million, Oceaneering generated net income of $78.6 million, or $0.72 per share. These results include an $18.3 million pre-tax gain, $11.9 million after tax using an incremental tax rate of 35%, on the previously announced sale of the Ocean Legend, a mobile offshore production system. Also, the third quarter results included a lower provision of income taxes due to recognition of $4.9 million of tax benefits principally related to prior years.

Oceaneering reported revenue of $516 million and net income of $59.2 million, or $0.54 per share, for the third quarter of 2010. For the second quarter of 2011, Oceaneering reported revenue of $546 million and net income of $56.7 million, or $0.52 per share.

Summary of Results

(in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2011	2010	2011	2011	2010
Revenue	$602,208	$516,274	$545,838	$1,618,466	$1,415,747
Gross Profit	153,096	125,619	126,116	378,013	348,827
Income from Operations	109,622	88,055	81,674	252,363	235,758
Net Income	$78,578	$59,177	$56,693	$177,341	$152,737

Diluted Earnings Per Share*	$0.72	$0.54	$0.52	$1.63	$1.39

*	Historical 2010 per share figures have been adjusted to reflect the two-for-one stock split effected in June 2011.

– more –

Quarterly earnings were also higher year over year on the strength of record quarterly operating income from Remotely Operated Vehicles (ROV) and Subsea Products. Sequentially, Oceaneering’s quarterly EPS increase was attributable to improved operating income from four of its five business segments: ROV, Subsea Products, Subsea Projects and Advanced Technologies.

M. Kevin McEvoy, President and Chief Executive Officer, stated, “We are very pleased with our record EPS for the quarter, particularly in light of regulatory-constrained activity in the U.S. Gulf of Mexico (GOM). Our overall operations performed within expectations and we remain on track to achieve record EPS for the year.

“Compared to the second quarter of 2011, ROV operating income increased on the strength of higher international demand to provide drill support and vessel-based services. Our quarterly ROV days on hire increased to an all-time high of over 19,000 days. Subsea Products operating income rose on profit increases from most of our product lines, led by increased sales of valves and Installation and Workover Control System services. Subsea Products backlog at quarter-end was $403 million, comparable to our June 30 backlog of $405 million and up from $308 million one year ago.

“Sequentially, Subsea Projects operating income was higher due to the gain on the sale of the Ocean Legend and a slight seasonal increase in demand for our diving services. Advanced Technologies operating income improved on higher demand from the U.S. Navy to perform engineering services and submarine repair work.

“We are adjusting our 2011 EPS guidance range to $2.11 to $2.15, from $1.90 to $1.98, to reflect our third quarter results and our EPS outlook for the fourth quarter of $0.48 to $0.52, based on an expected quarterly tax rate of 31.5%. We continue to anticipate that our ROV and Subsea Products segments will achieve record operating income in 2011.

“We are initiating 2012 EPS guidance with a range of $2.35 to $2.55, as we expect another record earnings year. For our services and products, we anticipate continued international demand growth and a moderate rebound in overall activity in the GOM. The major determinant of our guidance range spread is the amount of operating income growth we generate from our Subsea Projects business.

“Compared to 2011, we anticipate all of our segments will have higher operating income results in 2012; ROV on greater service demand off West Africa and in the GOM and Subsea Products on the strength of higher tooling sales and increased throughput at our umbilical plants. For Subsea Projects, we foresee a gradual recovery in the GOM during 2012 and a substantial increase in revenue and operating income as a result of an anticipated international expansion of our deepwater vessel project capabilities.

“Our liquidity and projected cash flow provide us with ample resources to invest in Oceaneering’s growth. During the quarter we invested $49.9 million in capital expenditures, and purchased 500,000 shares of our common stock at a cost of approximately $17.5 million.

“At the end of the quarter we had $166 million of cash and $300 million available under our revolving credit facility. For 2011 and 2012 we anticipate generating at least $480 million and $525 million of EBITDA, respectively.

“Looking beyond 2012, our belief that the oil and gas industry will continue to invest in deepwater projects remains unchanged. Deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. With our existing assets, we are well positioned to supply a wide range of the services and products required to support safe deepwater efforts of our customers.”

Statements in this press release that express a belief, expectation, or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: expectation of achieving record EPS for 2011 in the range of $2.11 to $2.15; outlook for fourth quarter EPS of $0.48 to $0.52, based on an expected quarterly tax rate of 31.5%; anticipation that

ROV and Subsea Products segments will achieve record operating income in 2011; statements about backlog, to the extent backlog may be an indicator of future revenue or profitability; anticipation of record annual EPS in 2012 in the range of $2.35 to $2.55; anticipation of continued international demand growth and a moderate rebound in overall activity in the GOM in 2012; anticipation that, compared to 2011, all of its segments will achieve higher operating income results in 2012, with specific expectations that ROV will have greater service demand off West Africa and in the GOM, and that Subsea Products will have stronger tooling sales and increased throughput at its umbilical plants; forecast that Subsea Projects will benefit in 2012 from a gradual recovery in the GOM and a substantial increase in revenue and operating income as a result of an anticipated international expansion of its deepwater vessel project capabilities; belief that its liquidity and projected cash flow provide ample resources to invest in the company’s growth; anticipation of generating at least $480 million and $525 million of EBITDA in 2011 and 2012, respectively; belief that the oil and gas industry will continue to invest in deepwater projects; and belief that deepwater remains one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low finding and development costs. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; the timing, pace, and level of floating drilling rig activity in the U.S. Gulf of Mexico during 2011; Oceaneering’s ability to obtain, and the timing of, new projects; changes in customers’ operational plans or schedules; contract cancellations or modifications; difficulties performing under contracts; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. For a more complete discussion of these and other risk factors, please see Oceaneering’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

We define EBITDA as net income plus provision for income taxes, interest income/expense, net, and, depreciation and amortization. EBITDA is a non-GAAP financial measure. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our presentation of EBITDA may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as an alternative for our reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. For a reconciliation of these EBITDA amounts to the most directly comparable GAAP financial measures, please see the attached schedules.

Oceaneering is a global oilfield provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; E Mail investorrelations@oceaneering.com. A live webcast of the company’s earnings release conference call, scheduled for Thursday, October 27, 2011 at 11:00 a.m. Eastern, can be accessed at www.oceaneering.com/investor-relations/.

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept. 30, 2011	Dec. 31, 2010
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $166,108 and $245,219)	$999,771	$983,502
Net Property and Equipment	841,100	786,373
Other Assets	302,091	260,631

TOTAL ASSETS	$2,142,962	$2,030,506

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities	$421,561	$439,856
Long-term Debt	—	—
Other Long-term Liabilities	204,719	200,435
Shareholders’ Equity	1,516,682	1,390,215

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,142,962	$2,030,506

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30 2011	Sept. 30, 2010	Jun. 30, 2011	Sept. 30, 2011	Sept. 30, 2010
	(in thousands, except per share amounts)
Revenue	$602,208	$516,274	$545,838	$1,618,466	$1,415,747
Cost of services and products	449,112	390,655	419,722	1,240,453	1,066,920

Gross Profit	153,096	125,619	126,116	378,013	348,827
Selling, general and administrative expense	43,474	37,564	44,442	125,650	113,069

Income from Operations	109,622	88,055	81,674	252,363	235,758
Interest income	204	123	89	460	337
Interest expense	(387)	(117)	(212)	(746)	(5,636)
Equity earnings of unconsolidated affiliates, net	1,042	702	1,430	2,942	1,717
Other income (expense), net	(1,973)	(280)	(217)	(2,331)	245

Income before Income Taxes	108,508	88,483	82,764	252,688	232,421
Provision for income taxes	29,930	29,306	26,071	75,347	79,684

Net Income	$78,578	$59,177	$56,693	$177,341	$152,737

Net Income Attributable to Diluted Common Shares	$78,578	$58,988	$56,693	$177,341	$152,181
Weighted Average Number of Diluted Common Shares	108,928	108,665	109,147	109,114	109,819
Diluted Earnings per Share	$0.72	$0.54	$0.52	$1.63	$1.39

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

		For the Three Months Ended			For the Nine Months Ended
		Sept. 30, 2011	Sept. 30, 2010	Jun. 30, 2011	Sept. 30, 2011	Sept. 30, 2010
		($ in thousands)
Remotely Operated Vehicles	Revenue	$200,927	$164,727	$189,097	$554,352	$490,351
	Gross Profit	$69,052	$59,807	$66,529	$190,989	$187,153
	Operating income	$60,054	$51,514	$58,145	$165,605	$162,787
	Operating margin	30%	31%	31%	30%	33%
	Days available	23,719	23,084	23,729	70,722	68,150
	Utilization	80%	73%	76%	76%	75%
Subsea Products	Revenue	$220,107	$160,194	$195,800	$573,225	$396,486
	Gross Profit	$57,798	$48,176	$54,934	$154,519	$115,269
	Operating income	$41,489	$35,247	$36,269	$105,441	$76,735
	Operating margin	19%	22%	19%	18%	19%
	Backlog	$403,000	$308,000	$405,000	$403,000	$308,000
Subsea Projects	Revenue	$49,912	$75,002	$34,733	$122,214	$184,589
	Gross Profit	$23,326	$19,367	$4,239	$32,896	$41,283
	Operating income	$20,983	$17,101	$1,874	$25,893	$34,472
	Operating margin	42%	23%	5%	21%	19%
Inspection	Revenue	$71,633	$57,330	$69,768	$199,751	$166,049
	Gross Profit	$12,879	$11,146	$12,945	$35,221	$31,612
	Operating income	$8,858	$7,504	$9,349	$24,087	$20,097
	Operating margin	12%	13%	13%	12%	12%
Advanced Technologies	Revenue	$59,629	$59,021	$56,440	$168,924	$178,272
	Gross Profit	$10,517	$6,837	$7,256	$24,086	$26,072
	Operating income	$5,769	$2,858	$3,160	$11,446	$14,464
	Operating margin	10%	5%	6%	7%	8%
Unallocated Expenses	Gross Profit	$(20,476)	$(19,714)	$(19,787)	$(59,698)	$(52,562)
	Operating income	$(27,531)	$(26,169)	$(27,123)	$(80,109)	$(72,797)
TOTAL	Revenue	$602,208	$516,274	$545,838	$1,618,466	$1,415,747
	Gross Profit	$153,096	$125,619	$126,116	$378,013	$348,827
	Operating income	$109,622	$88,055	$81,674	$252,363	$235,758
	Operating margin	18%	17%	15%	16%	17%
SELECTED CASH FLOW INFORMATION
	Capital expenditures, including acquisitions	$49,885	$69,377	$58,270	$217,647	$164,251
	Depreciation and Amortization	$39,603	$41,051	$37,708	$112,748	$114,183

RECONCILIATION of GAAP to NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	Sept. 30,	Jun. 30,	Sept. 30,	Sept. 30,
	2011	2010	2011	2011	2010
	($ in thousands)
Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)
Net Income	$78,578	$59,177	$56,693	$177,341	$152,737

Depreciation and Amortization	39,603	41,051	37,708	112,748	114,183

Subtotal	118,181	100,228	94,401	290,089	266,920

Interest Income/Expense, Net	183	(6)	123	286	5,299
Provision for Income Taxes	29,930	29,306	26,071	75,347	79,684

EBITDA	$148,294	$129,528	$120,595	$365,722	$351,903

	2011 Estimates		2012 Estimates
	Low	High	Low	High
	(in thousands)		(in thousands)
Net Income	$230,000	$235,000	$255,000	$275,000
Depreciation and Amortization	150,000	150,000	155,000	160,000

Subtotal	380,000	385,000	410,000	435,000

Interest Income/Expense, Net	—	—	—	—
Provision for Income Taxes	100,000	100,000	115,000	125,000

EBITDA	$480,000	$485,000	$525,000	$560,000